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WASHINGTON NATIONAL CORPORATION
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Primary and Fully Diluted
(000s Omitted Except Per Share Amounts)

                                                      Nine Months Ended       Three Months Ended
                                                        September 30,            September 30,
                                                       1997       1996          1997       1996
Primary
Average Shares:
  Average common shares outstanding                    12,358     12,250       12,255     12,268
  Assumed exercise of stock options                       175          -          200        178
Total Average Shares                                   12,533     12,250       12,455     12,446

Net Income (Loss) Available to Common Shareholders:
  Income from continuing operations before
    Preferred Stock dividend requirement              $25,258    $24,420      $10,794     $9,994
  Preferred Stock dividend requirement                   (138)      (268)           -        (89)
  Income from continuing operations                    25,120     24,152       10,794      9,905
  Income (loss) from discontinued operations -
    net of tax                                          1,848    (25,999)       1,848        (60)
Net Income (Loss) Available to Common Shareholders    $26,968    ($1,847)     $12,642     $9,845

Primary Earnings Per Share:
  Income from continuing operations                     $2.00      $1.97        $0.87      $0.80
  Income (loss) from discontinued operations -
    net of tax                                           0.15      (2.12)        0.15      (0.01)
Net Income (Loss) Per Share                             $2.15     ($0.15)       $1.02      $0.79

Fully Diluted
Average Shares:
  Average common shares outstanding                    12,358     12,250       12,255     12,268
  Assumed conversion of Preferred Stock                   148          -            -        268
  Assumed exercise of stock options                       196          -          254        207
Total Average Shares                                   12,702     12,250       12,509     12,743

Net Income (Loss) Available to Common Shareholders:
  Income from continuing operations before
    Preferred Stock dividend requirement              $25,258    $24,420      $10,794     $9,994
  Preferred Stock dividend requirement                      -       (268)           -          -
  Income from continuing operations                    25,258     24,152       10,794      9,994
  Income (loss) from discontinued operations -
    net of tax                                          1,848    (25,999)       1,848        (60)
Net Income (Loss) Available to Common Shareholders    $27,106    ($1,847)     $12,642     $9,934

Fully Diluted Earnings Per Share:
  Income from continuing operations                     $1.99      $1.97        $0.86      $0.78
  Income (loss) from discontinued operations -
    net of tax                                           0.14      (2.12)        0.15          -
Net Income (Loss) Per Share                             $2.13     ($0.15)       $1.01      $0.78
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